EX-99.28(a)(xiii)

DRIEHAUS MUTUAL FUNDS

WRITTEN INSTRUMENT ESTABLISHING AND DESIGNATING

CLASSES OF DRIEHAUS EMERGING MARKETS GROWTH FUND

AND DRIEHAUS SMALL CAP GROWTH FUND

The undersigned, Trustees of Driehaus Mutual Funds (the “Trust”), a statutory trust organized pursuant to an Amended and Restated Agreement and Declaration of Trust dated June 6, 2013 (the “Declaration of Trust”), pursuant to Section 6.3 of Article VI of the Declaration of Trust, do hereby establish and designate the following two classes of shares of the Driehaus Emerging Markets Growth Fund and Driehaus Small Cap Growth Fund (the “Funds”): Investor Class and Institutional Class.

1. The relative rights and preferences of such classes of the Funds shall be determined by the Trustees of the Trust in accordance with the Declaration of Trust and as set forth in the Trust’s Multiple Class Plan adopted pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended, as such Plan may be amended from time to time, or as otherwise required by applicable law. The shares of such classes shall have such other terms, features and qualifications as may be determined by the Trustees of the Trust from time to time in accordance with the Declaration of Trust and set forth in the registration statement of the Trust as amended from time to time.

2. The designation of the classes hereby shall not impair the power of the Trustees from time to time to designate additional classes of the Trust.

IN WITNESS WHEREOF, the undersigned have this 8th day of June, 2017 signed these presents, in one or more counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same document.

/s/ Richard H. Driehaus	/s/ Theodore J. Beck
Richard H. Driehaus	Theodore J. Beck

/s/ Francis J. Harmon	/s/ Christopher J. Towle
Francis J. Harmon	Christopher J. Towle

/s/ Dawn M. Vroegop	/s/ Daniel F. Zemanek
Dawn M. Vroegop	Daniel F. Zemanek